Exhibit 10.20

THE ADT CORPORATION

2012 STOCK AND INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1 Purpose. The purposes of The ADT Corporation 2012 Stock and Incentive Plan (the “Plan”) are to promote the interests of The ADT Corporation (and any successor thereto) by (i) aiding in the recruitment and retention of Directors and Employees, (ii) providing incentives to such Directors and Employees by means of performance-related incentives to achieve short-term and long-term performance goals, (iii) providing Directors and Employees an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors and Employees with that of the other stockholders of the Company.

1.2 Effective Date. The effective date of this Plan is September 28, 2012.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:

“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.

“Acquired Grantee” means the grantee of a stock-based award of an Acquired Company and may include a current or former Director of an Acquired Company.

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:

(a) “Stock Options” awarded pursuant to Section 4.3;

(b) “Stock Appreciation Rights” awarded pursuant to Section 4.3;

(c) “Short-Term Performance Awards” awarded pursuant to Section 4.4;

(d) “Long-Term Performance Awards” awarded pursuant to Section 4.5;

(e) “Other Stock-Based Awards” awarded pursuant to Section 4.6;

(f) “Nonemployee Director Awards” awarded pursuant to Section 4.7; and

(g) “Substitute Awards” awarded pursuant to Section 4.8.

“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award.

“Board” means the Board of Directors of the Company.

“Cause” means misconduct that is willfully or wantonly harmful to the Company or any of its Subsidiaries, monetarily or otherwise.

“Change in Control” means the first to occur of any of the following events:

(a) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b) persons who, as of the Effective Date of the Plan constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date of the Plan shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Change in Control Termination” shall mean a Participant’s Involuntary Termination that occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Resources Committee of the Board or any successor thereof or any subcommittee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

“Common Stock” means the common stock of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Sections 5.3 and 5.4 of the Plan.

“Company” means The ADT Corporation, or any successor thereto.

“Consultant” means an individual who provides bona fide services to the Company or any Subsidiary, other than an Employee or Director.

“Deferred Stock Unit” means a Unit granted under Section 4.6 or 4.7 to acquire Shares upon Termination of Employment or Termination of Directorship, subject to any restrictions that the Committee, in its discretion, may determine.

“Director” means a member of the Board.

“Disabled” or “Disability” means the inability of the Director or Employee to perform the material duties pertaining to such Director’s directorship or such Employee’s employment due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to the Director or Employee.

“Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

“Effective Date” means September 28, 2012.

“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary (including any Director who is also an Employee).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

“Fair Market Value” means, on a given date, (i) the closing sale price of the Shares on the New York Stock Exchange (NYSE) Composite Tape on such date (or the next preceding day if no sales were reported for such date), or (ii) if the Shares are not listed or admitted on the NYSE, but are traded on another national securities exchange or in an over-the-counter market, the last sales price on such date, or if no last sales price is reported, the average of the closing bid and ask price for the Shares on such date (or the next preceding day if no such information was reported for such date) or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, a price determined by the Committee by the reasonable application of a reasonable valuation method.

“Fair Market Value Stock Option” means a Stock Option with an Exercise Price that is fixed by the Committee at a price equal to the Fair Market Value of a Share on the date of grant.

“GAAP” means United States generally accepted accounting principles.

“Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that meets the requirements of Code Section 422 and any related regulations and is designated in the Award Certificate to be an Incentive Stock Option.

“Involuntary Termination” means a Termination of Employment of the Participant initiated by the Company or a Subsidiary for any reason other than Cause, Disability or death.

“Key Employee” means an Employee who is a “covered employee” within the meaning of Code Section 162(m)(3).

“Long-Term Performance Award” means an Award granted under Section 4.5 of the Plan.

“Non-Employee Director” means any member of the Board, elected or appointed, who is not an Employee of the Company or a Subsidiary.

“Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

“Participant” means an Employee, a Director, a prospective Employee or Director, and a Consultant who, in each case, is selected by the Committee to participate in the Plan. Participant shall also include any Acquired Grantee.

“Performance Cycle” means, with respect to any Award that is intended to be a Short-Term Performance Award or Long-Term Performance Award, a period of no less than six months over which the level of performance will be assessed.

“Performance Measure” means, with respect to any Short-Term Performance Award or Long-Term Performance Award, the business criteria selected by the Committee to measure the level of performance during the Performance Cycle. The Performance Measures, which must be objective, shall be based on one or more of the following criteria:

a.	Earnings (including earnings before or after interest, taxes, depreciation and amortization);
b.	Net income;
c.	Operating income;
d.	Return on shareowners’ equity;
e.	Return on assets
f.	Return on investment before or after the cost of capital;
g.	Changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital);
h.	Expense management;
i.	Improvements in capital structure;
j.	Profitability of an identifiable business unit or product;
k.	Maintenance or improvement of profit margins;
l.	Stock price;
m.	Market share;
n.	Revenues or sales;
o.	Costs;
p.	Cash flow (including free cash flow);
q.	Working capital;
r.	Credit rating;
s.	Improvement in workforce diversity;
t.	Employee retention;
u.	Closing of corporate transactions;
v.	Strategic plan development and implementation;
w.	Independent industry ratings or assessments; and
x.	Total shareowners’ return.

Any Performance Measure used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including the passage of time and/or against other companies or financial metrics), (iii) on a per share basis, (iv) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company, (v) on a pre-tax or after-tax basis, and (vi) in tandem with any other Performance Measure. Awards issued to persons who are not Key Employees on the date of grant may take into account any other factors deemed appropriate by the Committee.

“Performance Unit” means a Long-Term Performance Award or Short-Term Performance Award denominated in dollars or Units (other than a performance based Stock Option).

“Plan” means The ADT Corporation Stock and Incentive Plan, as it may be amended from time to time.

“Premium-Priced Stock Option” means a Stock Option, the Exercise Price of which is fixed by the Committee at a price that exceeds the Fair Market Value of a Share on the date of grant.

“Reporting Person” means a Director or an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Stock” means Shares issued pursuant to Section 4.6 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means a share of Common Stock.

“Short-Term Performance Award” means an Award of cash or Shares granted under Section 4.4 of the Plan.

“Stock Appreciation Right” means a right granted under Section 4.3 of the Plan in an amount in cash or Shares equal to any difference between the Fair Market Value of the Shares as of the date on which the right is exercised and the Exercise Price.

“Stock-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

“Stock Option” means a right to purchase from the Company a stated number of Shares at a specified price for a defined period of time. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

“Target Amount” means, for any Short-Term Performance Award or Long-Term Performance Award, the targeted amount of compensation that would be achieved if the relevant Performance Measure is fully (100%) attained, as determined by the Committee.

“Target Vesting Percentage” means the percentage of any Short-Term Performance Award or Short-Term Performance Award that would vest assuming the Performance Measure(s) applicable to such Award are fully (100%) attained, as determined by the Committee.

“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, as determined by the Company.

“Termination of Employment” means the date of cessation of a Participant’s employment or consulting relationship (or directorship in the case of a Nonemployee Director) with the Company or a Subsidiary for any reason, with or without Cause, as determined by the Company.

“Unit” means, for purposes of Performance Units, the potential right to an Award equal to a specified amount denominated in such form as is deemed appropriate in the discretion of the Committee and, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

ARTICLE III

ADMINISTRATION

3.1 Committee. The Plan will be administered by the Committee

3.2 Authority of the Committee. The Committee or, to the extent required by applicable law, the Board, will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a) Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b) Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c) Select Participants to receive Awards under the Plan;

(d) Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances in which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of the Award Certificate;

(e) Determine whether Awards will be granted singly, in combination or in tandem;

(f) Establish and interpret Performance Measures in connection with Short-Term Performance Awards and Long-Term Performance Awards, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures;

(g) Subject to Section 6.1 and 4.3(g), waive or amend any terms, conditions, restriction or limitation in the Plan or in an Award Certificate, or correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate;

(h) Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as may be appropriate pursuant to Sections 5.3 and 5.4;

(i) Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with dividend equivalents and interest thereon;

(j) Subject to Section 7.1, determine whether an Award may be transferable;

(k) Establish any subplans and make any modifications to the Plan or to Awards made hereunder (including the establishment of terms and conditions not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations;

(l) Appoint such agents as it shall deem appropriate for proper administration of the Plan; and

(m) Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3 Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

3.4 Delegation of Authority. The Board or the Committee, in its discretion and consistent with applicable law and regulations, may delegate to the Chief Executive Officer of the Company or any other officer or group of officers as it deems to be advisable, the authority to select Participants to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee may establish. When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number of Shares or aggregate value that may be subject to Awards that the delegate may grant. Only the Committee will have authority to grant and administer Awards to Directors, Key Employees and other Reporting Persons or to delegates of the Committee, and to establish and certify Performance Measures.

3.5 Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, including Employees, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors so employed.

3.6 No Liability; Indemnification. No member of the Committee or any person acting as a delegate of the Committee with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan. To the maximum extent permitted by applicable laws, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonable incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by any reason of any action taken or failure to act under the Plan or any Award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter documents, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

AWARDS

4.1 Eligibility. All Participants and Employees are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2 Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards.

4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Participants whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a) Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Award affect the right to exercise the other Award. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously granted Nonqualified Stock Options.

(b) Exercise Price. The Committee will set the Exercise Price of Fair Market Value Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Sections 5.3 and 5.4. The Committee will set the Exercise Price of Premium-Priced Stock Options at a price that is higher than the

Fair Market Value of a Share as of the date of grant. The Exercise Price of Incentive Stock Options will be equal to or greater than 110 percent of the Fair Market Value of a Share as of the date of grant if the Participant receiving such Stock Options owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, as defined in Code Section 424. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be Fair Market Value Stock Options, Premium-Priced Stock Options or a combination of Fair Market Value Stock Options and Premium-Priced Stock Options.

(c) Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:

(i) The Committee will determine and set forth in the Award Certificate the date on which any Award of Stock Options or Stock Appreciation Rights to a Participant may first be exercised. Unless the applicable Award Certificate provides otherwise, a Stock Option or Stock Appreciation Right will become exercisable in equal annual installments over a period of four years from the date of grant, and will lapse 10 years after the date of grant, except as otherwise provided herein.

(ii) Except as set forth in Sections 5.4 and 5.5, upon a Participant’s Termination of Employment , any unvested Stock Options or Stock Appreciation Rights will be forfeited unless the Award Certificate provides otherwise. Any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is 90 (ninety) days after the date of such Termination of Employment, unless the Award Certificate provides otherwise.

(iii) Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(iv) Unless the applicable Award Certificate provides otherwise, a Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable.

(d) Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the Award Certificate:

(i) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (iv), and that have a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii) Provided such payment method has been expressly authorized by the Board or the Committee in advance and subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(iv) The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to clause (ii).

(e) Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i) Eligibility. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary of the Company within the meaning of Code Section 424.

(ii) Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan was adopted by the Board or, if earlier, the latest date on which the Plan was approved by the Company’s stockholders.

(iii) Amount of Award. Subject to Sections 5.3 and 5.4 of the Plan, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options.

(iv) Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Employee during the Employee’s lifetime.

(v) Any Incentive Stock Option awarded to a Participant who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, as defined in Code Section 424, shall terminate on a date not later than the day preceding the fifth anniversary of the date the Incentive Stock Option was granted.

(f) Exercise of Stock Appreciation Rights. Upon exercise of a Participant’s Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g) No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Stock Options or Stock Appreciation Rights or to cancel outstanding Stock Options or Stock Appreciation rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without shareholder approval.

4.4 Short-Term Performance Awards. The Committee may grant Short-Term Performance Awards to Participants in the form of cash or Shares (including Stock Options) that are subject to Performance Measures and other terms and conditions that the Committee shall determine and set forth in the applicable Award Certificate; provided, that any Short-Term Performance Awards granted to Key Employees shall be subject to the provisions below:

(a) Performance Cycles. Short-Term Performance Awards shall be awarded in connection with a Performance Cycle of no longer than 12 months.

(b) Eligible Participants. Within 90 days after the commencement of a Performance Cycle, or such shorter period as complies with the applicable requirements of Code Section 162(m), the Committee will determine the Key Employees who are eligible to receive a Short-Term Performance Award.

(c) Performance Measures; Targets; Award Criteria.

(i) Within 90 days after the commencement of a Performance Cycle, or such shorter period as complies with the applicable requirements of Code Section 162(m), the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amount applicable to each Award; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Short-Term Performance Award will be paid and the percentage of the Target Amount that will become payable upon attainment of various levels of performance that equal or exceed the minimum required level. In applying Performance Measures, the Committee may, in its discretion, exclude unusual, infrequently occurring or other items that it deems appropriate (including any event listed in Sections 5.3 and 5.4 and the cumulative effect of changes in the law, regulations or accounting rules) in compliance with the applicable requirements of Code Section 162(m).

(ii) The Committee may reduce, but not increase, the amount payable to any Key Employee with respect to any given Performance Cycle.

(d) Payment, Certification. No Short-Term Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures.

(e) Form of Payment. Short-Term Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Certificate. All such Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code Section 409A), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

(f) Acceleration. Unless the applicable Award Certificate or the terms of an Award provides otherwise, each Participant who has been granted a Short-Term Performance Award that is outstanding as of the date of a Change in Control will be deemed to have achieved a level of performance, as of the date of Change in Control, that would cause all (100%) of the Participant’s Target Amount to become payable.

4.5 Long-Term Performance Awards. The Committee may grant Long-Term Performance Awards to Participants in the form of cash or Shares (including Stock Options) that are subject to Performance Measures and other terms and conditions that the Committee shall determine and set forth in the applicable Award Certificate; provided, that any Long -Term Performance Awards granted to Key Employees shall be subject to the provisions below:

(a) Performance Cycles. Long-Term Performance Awards will be awarded in connection with a Performance Cycle that is no shorter than 12 months and no longer than 5 years.

(b) Eligible Participants. Within 90 days after the commencement of a Performance Cycle, the Committee will determine the Key Employees who will be eligible to receive a Long-Term Performance Award for the Performance Cycle.

(c) Performance Measures; Targets; Award Criteria.

(i) Within 90 days after the commencement of a Performance Cycle, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amounts and/or Target Vesting Percentages applicable to each Award; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Long-Term Performance Award will be paid or will vest, and the percentage of the Awards that will become payable or will vest upon attainment of various levels of performance that equal or exceed the minimum required level. In applying Performance Measures, the Committee may, in its discretion, exclude unusual, infrequently occurring or other items that it deems appropriate (including any event listed in Sections 5.3 and 5.4 and the cumulative effect of changes in the law, regulations or accounting rules) in compliance with the applicable requirements of Code Section 162(m).

(ii) The Committee may reduce, but not increase, the amount of Long-Term Performance Awards payable to any Key Employee with respect to any given Performance Cycle.

(d) Payment, Certification. No Long-Term Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures.

(e) Form of Payment. Long-Term Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Certificate. All such Long-Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the applicable Performance Cycle, except as otherwise provided in the applicable Award Certificate or to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

4.6 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Short-Term Performance Awards or Long-Term Performance Awards) to any Participant who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Stock, Restricted Units, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.6, which terms and conditions will be set forth in the applicable Award Certificate.

(a) Vesting. Unless the Award Certificate provides otherwise, restrictions on Stock-Based Awards granted under this Section 4.6 will lapse in equal annual installments over a period of four years beginning immediately after the date of grant. Except as set forth in Sections 5.4 and 5.5, if the restrictions on Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, such Awards will be forfeited by the Participant, and, as the case may be, the Participant shall be required to retransfer any Shares to the Company previously delivered to the Company in respect of such Awards.

(b) Grant of Restricted Stock. The Committee may grant Restricted Stock to any Participant. The Participant will have all rights of a stockholder with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse. Upon forfeiture, the Participant shall be required to retransfer the Shares to the Company.

(c) Grant of Restricted Units. The Committee may grant Restricted Units to any Participant, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(d) Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Participant, which Units will be paid in whole Shares if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.

4.7 Nonemployee Director Awards.

(a) Annual Awards. Annually, the Committee shall grant an Award to each Nonemployee Director in such an amount as the Board, in its discretion, may approve in advance; provided that the fair market value (as determined under GAAP) on the grant date of such Award does not exceed $200,000. Unless the Committee determines otherwise, the form of such Awards shall be Restricted Stock Units with a one year vesting period, and shall be granted on the business day following the annual general meeting of shareholders.

(b) Additional Awards. In addition to the annual Awards provided for above, the Committee may, in its discretion, grant additional Awards to Nonemployee Directors or prospective Nonemployee Directors, provided that in no event shall such an Award be granted with respect to more than 20,000 Shares in any fiscal year.

4.8 Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Unless otherwise agreed in the relevant documentation related to the acquisition, such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of the acquisition agreement. Any grant of Incentive Stock Options pursuant to this Section 4.8 will be made in accordance with Code Section 424 and any final regulations published thereunder.

4.9 Limit on Individual Grants. Subject to Sections 5.1, 5.3 and 5.4, no Participant may be granted an Award with respect to more than 3 million Shares in any calendar year, provided, that additional Awards in excess of such limitation and up to 5 million Shares may be granted to a Reporting Person who has been hired within the calendar year so long as such additional Awards are made in the form of Stock Options, Stock Appreciation Rights or Long-Term Performance Based Awards. The maximum amount that may be paid in cash or Shares to any Participant pursuant to Short-Term Performance Awards is $5 million per calendar year. The maximum amount that may be paid in cash to any Participant pursuant to Long-Term Performance Awards is $5 million per calendar year and the maximum number of Shares payable with respect to Long-Term Performance Awards shall not exceed 3 million Shares for any calendar year (or 5 million Shares in the circumstance described in the proviso of the preceding sentence) less the number of Shares related to any other Awards granted in the same calendar year to such Participant (pro rated, in each case, as appropriate over the applicable Performance Cycles).

4.10 Termination for Cause. Notwithstanding anything to the contrary herein, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then all of such Participant’s Awards will immediately be cancelled. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1 Shares Available. The Shares issuable under the Plan may consist of Shares issued from the Company’s authorized share capital or conditional share capital or treasury shares of the Company (including, for the avoidance of doubt, Shares owned by any Subsidiary). The total number of Shares reserved for Awards under the Plan is 8,000,000, as may be adjusted by Sections 5.3 and 5.4.

5.2 Counting Rules. The following Shares related to Awards under this Plan shall restore the Shares available set forth in Section 5.1:

(a) Shares related to Awards paid in cash;

(b) Shares related to Awards that expire, are forfeited or cancelled, or terminate for any other reason without issuance of Shares;

(c) Shares that are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option or Stock Appreciation Right awarded under the Plan, or in satisfaction of withholding tax obligations arising under this Plan;

(d) Any Shares issuable in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company; and

(e) Any Shares of Restricted Stock that are returned to the Company as Restricted Stock.

In connection with the Company’s spin-off from Tyco International Ltd. (“Tyco”), equity-based awards linked to the common stock of Tyco are being assumed by the Company and converted to Awards related to Shares. Such Awards (the “Assumed Awards”) will, following the spin-off, be deemed Awards made under this Plan and will be subject to all of the terms and conditions of this Plan except as modified by Appendix A or Appendix B to this Plan. Any Awards or Shares that become issuable under the in respect of Assumed Awards shall not be counted against the Plan’s share limits specified in Section 5.1, or for purposes of the other applicable share limits under the Plan.

5.3 Adjustments. In the event of a change in the outstanding Shares by reason of a stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (including adjustments to Shares available).

5.4 Change in Control.

(a) Acceleration. Unless the applicable Award Certificate provides otherwise, for any Participant who incurs a Change in Control Termination, all unvested Stock Options and Stock Appreciation Rights will become exercisable as of the later of (i) the effective date of the Change in Control and (ii) the effective date of the Change in Control Termination, and all conditions to vesting will be waived with respect to all other unvested Awards that are denominated in Shares. In such a case, with respect to Short-Term Performance Awards and Long-Term Performance Awards, performance will be deemed to have been achieved at a level of performance, as determined in the sole discretion of the Committee, at the higher of 100% of the Participant’s Target Amount and the level of actual performance as of the date of the Change in Control.

(b) Adjustment, Conversion and Payment. In addition to the foregoing, no later than

90 days after the date of Change in Control, the Committee (as constituted prior to the date of Change in Control) shall provide for the following actions to apply to each Award that is outstanding as of the date of Change in Control: (i) an adjustment to such Award as the Committee deems appropriate to reflect such Change in Control, (ii) the acquisition of such Award, or substitution of a new right therefor, by the acquiring or surviving entity after such Change in Control, or (iii) the purchase of such Award for an amount of cash equal to the amount that could have been attained upon the exercise or redemption of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time. Any payment made pursuant to this Section 5.4(b) shall include the value of any dividend equivalents credited with respect to such Award and accrued interest on such dividend equivalents. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter, except as otherwise provided herein.

5.5 Vesting upon Death, Disability and Retirement. Unless the applicable Award Certificate provides otherwise:

(a) upon the death or Disability of a Participant, all unvested Awards held by such Participant shall vest, and with respect to all of such Participant’s Stock Options and Stock Appreciation Rights, such Awards will be exercisable until the earlier of (i) their original expiration date and (ii) the date that is three years after the date on which the Participant dies or incurs a Disability.

(b) upon the Termination of Employment of a Participant for any reason other than the Participant’s death or Disability or due to a Change in Control, if the Participant has attained age 55, and the sum of the Participant’s age and years of service with the Company is 60 or higher, a pro rata portion of each Award held by such Participant shall vest based on the number of full months of service completed commencing on the grant date of such Award and ending on the date of Termination of Employment divided by the full number of months required to achieve complete vesting. With respect to all of such Participant’s Stock Options and Stock Appreciation Rights, such Awards will be exercisable until the earlier of (i) their original expiration date and (ii) the date that is three years after the date of Termination of Employment.

5.6 Fractional Shares. The Committee may, in its discretion, determine whether fractional shares may be settled in cash, shares or cancelled.

5.7 Dividends and Dividend Equivalents. At the discretion of the Committee and as set forth in the applicable Award Certificate, dividends issued on Shares may be credited with respect to any Award other than a Stock Option or Stock Appreciation Right in the form of dividend equivalents. Dividend equivalents will be subject to such vesting and other terms as are determined by the Committee and set forth in the applicable Award Certificate. For any Award that is entitled to dividend equivalents, (i) unless the Award Certificate provides otherwise, such dividend equivalent shall equal, on a per Share basis, the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid, (ii) such dividend equivalent shall vest at the same time, and only to the extent that, the underlying Award vests (taking into account any applicable performance conditions).

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment. The Plan may be amended at any time and from time to time by the Board or the Committee without the approval of stockholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the stockholders of the Company. A revision is “material” for this purpose if it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Sections 5.3 and 5.4 of the Plan), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, materially decreases the Exercise Price at which Stock Options or Stock Appreciation Rights may be granted, reduces the Exercise Price of outstanding Stock Options or Stock Appreciation Rights, results in the replacement of outstanding Stock Options and Stock Appreciation Rights with new Awards that have an Exercise Price that is lower than the Exercise Price of the replaced Stock Options and Stock Appreciation Rights, or otherwise requires the consent of shareholders under applicable law, regulation or exchange listing standard; provided, that the Board may, in its discretion, amend Section 4.7 to increase the maximum amount of Awards permitted to be granted to Nonemployee Directors in any calendar year. No amendment of the Plan or any outstanding Award made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award.

6.2 Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a) the adoption of a resolution of the Board terminating the Plan; or

(b) the day before the 10th anniversary of the most recent effective date following shareholder approval of the Plan.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII

GENERAL PROVISIONS

7.1 Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a) Any Award may be transferred by will or by the laws of descent or distribution.

(b) The Committee may provide in the applicable Award Certificate that all or any part of an Award (other than an Incentive Stock Option) may be transferred to a family member. For purposes of this subsection (b), “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to this subsection (b) unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax.

(c) Except as otherwise provided in the applicable Award Certificate, any Nonqualified Stock Option transferred by a Participant pursuant to this subsection (c) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(d) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, and, if applicable, in compliance with Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act.

(e) In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

7.2 Withholding of Taxes. The Committee, in its discretion, may satisfy a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a) Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b) Other Awards Payable in Shares. The Participant shall satisfy the applicable tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and other Stock-Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery, provided that the Board or the Committee has specifically approved such payment method in advance.

(c) Awards Paid in Cash. The Company may satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.3 Code Section 162(m). The Committee or, to the extent required by applicable law, the Board, may, in its discretion grant Awards that are intended to be “performance-based compensation” under Section 162(m). The Committee or, to the extent required by applicable law, the Board, will have the authority, in its sole and absolute discretion, to interpret and administer the Plan consistent with Code Section 162(m) with respect to Key Employees. For the purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards to Key Employees are intended to qualify as “performance-based compensation” under Code Section 162(m). If the Committee does not intend an Award to a Participant to qualify as performance-based compensation under Code Section 162(m), the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate

7.4 No Implied Rights. A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan, nor any Award granted under the Plan, shall be deemed to give any individual a right to remain an Employee or Director of the Company or any Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws, the Company’s charter documents and any other applicable written agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

7.5 No Obligation to Exercise Awards. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.6 No Rights as Stockholders. Except as otherwise specifically provided herein or in the applicable Award Certificate, a Participant who is granted an Award under the Plan will have no rights as a stockholder of the Company with respect to the Award unless and until the Shares underlying the Award are issued in the Participant as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.7 No Required Segregation of Assets. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.8 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.9 Securities Law Compliance. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.10 Section 409A of the Code. Notwithstanding other provisions of the Plan, or any applicable Award Certificate, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax upon a Participant under Code Section 409A. In the event that it is reasonably determined by the Committee that, as a result of Code Section 409A, payments in respect of any Award under the Plan may not be made at a time contemplated by the terms of the Plan or the applicable Award Certificate, as the case may be, without causing the Participant holding such Award to be subject to taxation under Code Section 409A, the Company shall make such payment on the first day that would not result in the Participant incurring any tax liability under Code Section 409A. References under the Plan or the terms of the applicable Award Certificate to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient, the Participant is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the minimum extent necessary to satisfy Code Section 409A until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date that is permitted under Code Section 409A), if such payment or benefit is payable upon a termination of employment, and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, ot the minimum extent necessary, in a manner, reasonably determined by the Committee, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.

7.11 Governing Law, Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the law of the Company’s place of incorporation and construed accordingly. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

7.12 Forfeiture; Clawback. The Committee may, in its discretion, provide in an Award Certificate provisions it deems appropriate related to non-competition, non-solicitation, confidentiality, anti-disparagement and similar matters. The Committee may, in its discretion, specify in an Award or a policy that will be incorporated into an Award agreement by reference, that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

Appendix A

Terms Applicable to Awards

Resulting from Assumption and Conversion of

Tyco International Ltd. 2004 Stock and Incentive Plan Awards

The terms and conditions set forth below will apply, in lieu of the provisions of the Plan covering the same subject matter, to Assumed Awards. For purposes of this Appendix A, “Assumed Awards” means Awards that result from the assumption and conversion of awards that, prior to the spin-off of the Company from Tyco International Ltd. (the “Spin-Off”), related to stock of Tyco International Ltd. and that were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan. Except for the terms and conditions set forth below, such Awards will be subject to all of the terms and conditions of the Plan.

1. Definitions. Capitalized terms used in this Appendix have the following meanings or, if they are not defined in this Appendix A, the meanings given in the Plan.

(a) “Cause” means misconduct that is willfully or wantonly harmful to the Company or any of its Subsidiaries, monetarily or otherwise.

(b) “Change of Control” means the first to occur of any of the following events after the Spin-Off:

(i) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (A) the Company or any Subsidiary or (ii) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) persons who, immediately after the Spin-Off, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Spin-Off shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) “Change of Control Termination” shall mean an Employee’s Involuntary Termination that occurs during the period beginning 60 days prior to the date of a Change of Control and ending two years after the date of such Change of Control.

(d) “Disabled” or “Disability” means the inability of the Employee to perform the material duties pertaining to such Employee’s employment due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to the Employee.

(e) “Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary.

(f) “Involuntary Termination” means a Termination of Employment of the Participant initiated by the Company or a Subsidiary for any reason other than Cause, Disability or death.

(g) “Key Employee” means an Employee who is a “covered employee” within the meaning of Code Section 162(m)(3).

(h) “Long-Term Performance Award” means Performance Units that are earned solely on account of the attainment of a specified performance target in relation to one or more performance measures designated in the applicable Award Agreement.

(i) “Normal Retirement” means Termination of Employment on or after a Participant has attained age 60, provided that the sum of the Participant’s age and years of service with the Company is 70 or higher.

(j) “Performance Cycle” means, with respect to any Award that vests based on performance measures, the period over which the level of performance will be assessed.

(k) “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

(l) “Stock-Based Award” means an Award of Restricted Stock Units.

(m) “Target Amount” means a target Award under this Plan if the relevant performance measure is fully (100%) attained, as determined by the Committee.

(n) “Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined by the Company; provided that, with respect to (A) Awards held by an employee of Tyco International Ltd. or its subsidiaries who does not become employed by the Company or one of its subsidiaries as of the date of the Distribution and (B) Awards held by a director of Tyco International Ltd., the phrase “Termination of Employment” shall mean the date the individual terminates employment from, or service as a director of, Tyco International Ltd. (or any successor thereto) or any subsidiary or affiliate thereof.

2. Options and Stock Appreciation Rights

(a) Exercisability. Unless the applicable Award agreement provides otherwise, an Option or Stock Appreciation Right will become exercisable in equal annual installments over a period of four years beginning immediately after the date on which the Option or Stock Appreciation Right was granted, and will lapse 10 years after the date of grant, except as otherwise provided herein.

(b) Death, Disability or Normal Retirement. Unless the applicable Award agreement provides otherwise, upon the death, Disability or Normal Retirement of a Participant who has outstanding Options or Stock Appreciation Rights, the unvested Options or Stock Appreciation Rights will vest. Unless the applicable Award agreement provides otherwise, the Participant’s Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (i) their original expiration date or (ii) the date that is three years after the date on which the Participant dies, incurs a Disability or incurs a Normal Retirement.

(c) Termination of Employment After Age 55. Unless the applicable Award agreement provides otherwise, upon the Termination of Employment of a Participant for any reason other than the Participant’s death, Disability or Normal Retirement or due to a Change of Control, if the Participant has attained age 55, and the sum of the Participant’s age and years of service with the Company is 60 or higher, a pro rata portion of the Participant’s Options and Stock Appreciation Rights will vest so that the total number of vested Options or Stock Appreciation Rights held by the Participant at Termination of Employment (including those that have already vested as of such date) will be equal to (i) the total number of Options or Stock Appreciation Rights originally granted to the Participant under each Award multiplied by (ii) a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is four years (or such other applicable vesting term as is set forth in the Award agreement). Unless the Award agreement provides otherwise, such Participant’s Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three years after the date of Termination of Employment.

(d) Other Terminations. Upon the Termination of Employment of a Participant that does not meet the requirements of paragraphs (b) or (c) above, any unvested Options or Stock Appreciation Rights will be forfeited unless the Award agreement provides otherwise. Any Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is six months after the date of such Termination of Employment, unless the Award agreement provides otherwise.

(e) Deceased Participants. Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If an Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(f) Tandem Stock Appreciation Rights. A Stock Appreciation Right granted in tandem with an Option is subject to the same terms and conditions as the related Option and will be exercisable only to the extent that the related Option is exercisable.

3. Performance Units

(a) Reduction of Awards. The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Long-Term Performance Awards payable to any Reporting Person with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Long-Term Performance Award of a Key Employee.

(b) Payment, Certification. No Long-Term Performance Award will vest with respect to any Reporting Person until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable performance measures. Long-Term Performance Awards awarded to Reporting Persons who are not Key Employees will be based on the performance measures and payment formulas that the Committee, in its discretion, may establish for these purposes. These performance measures and formulas may be the same as or different than the performance measures and formulas that apply to Key Employees. In applying performance measures, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including any event listed below under “Adjustments” or “Change of Control”) and the cumulative effect of changes in the law, regulations or accounting rules, and may determine no later than ninety (90) days after the commencement of any applicable Performance Cycle or such shorter or longer period as complies with the applicable requirements of Code Section 162(m) and applicable regulations thereunder to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

(c) Form of Payment. Long-Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award agreement. Performance-based Restricted Stock Units and Restricted Stock will be paid in full Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All such Long-Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long-Term Performance Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code Section 409A), except as otherwise provided in the applicable Award agreement or to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

(d) Code Section 162(m). It is the intent of the Company that Long-Term Performance Awards be “performance-based compensation” for purposes of Code Section 162(m), that this Section 3 of Appendix A to the Plan be interpreted in a manner that satisfies the applicable requirements of Code Section 162(m)(C) and related regulations, and that the Plan be operated so that the Company may take a full tax deduction for Long-Term Performance Awards. If any provision of this Plan or any Long-Term Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(e) Retirement. If a Participant would be entitled to a Long-Term Performance Award but for the fact that the Participant’s employment with the Company terminated prior to the end of the Performance Cycle, the Participant may, in the Committee’s discretion, receive a Long-Term Performance Award, prorated for the portion of the Performance Cycle that the Participant completed and payable at the same time after the end of the Performance Cycle that payments to other Long-Term Performance Award recipients are made, if the sum of the Participant’s age and years of service with the Company was 60 or higher at the time of Termination of Employment or if the Participant retired under a Normal Retirement. The prorated amount of any such Long-Term Performance Award paid due to retirement shall be determined based upon the actual performance achieved during the performance period relative to the pre-established goals for such performance.

4. Other Stock-Based Awards

(a) Vesting. Unless the Award agreement provides otherwise, restrictions on Stock-Based Awards subject to this Section 4 of Appendix A to the Plan will lapse in equal annual installments over a period of four years beginning immediately after the date of grant. If the restrictions on Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, the Shares will be forfeited by the Participant if the termination is for any reason other than the Normal Retirement, death or Disability of the Participant or a Change of Control, except that the Award will vest pro rata with respect to the portion of the four-year vesting term (or such other vesting term as is set forth in the Award agreement) that the Participant has completed if the Participant has attained age 55, the sum of the Participant’s age and years of service with the Company is 60 or higher and the Participant has satisfied all other applicable conditions established by the Committee with respect to such pro rata vesting. Unless the Award agreement provides otherwise, all restrictions on Stock-Based Awards granted pursuant to this Section 4(a) will lapse upon the Normal Retirement, death or Disability of the Participant or a Change of Control Termination.

(b) Grant of Restricted Stock. Any Shares of Restricted Stock granted to a Participant will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a stockholder with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.

(c) Grant of Restricted Stock Units. Any Restricted Stock Units granted to an Employee will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award agreement have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(d) Grant of Deferred Stock Rights. Any Deferred Stock Rights granted to an Employee will be paid in whole Shares upon the Employee’s Termination of Employment if the restrictions on the Rights have lapsed. One Share will be paid for each Deferred Stock Rights that becomes payable.

(e) Dividends and Dividend Equivalent Units. If set forth in the applicable Award agreement, dividends issued on Shares may be paid immediately or withheld and deferred in the Participant’s account. In the event of a payment of dividends on Stock, the Committee may credit Restricted Stock Units with Dividend Equivalent Units in accordance with terms and conditions established in the discretion of the Committee. Dividend Equivalent Units will be subject to such vesting terms as are determined by the Committee and may be distributed immediately or withheld and deferred in the Participant’s account as set forth in the applicable Award agreement. Deferred Stock Rights may, as set forth in the Award agreement, be credited with Dividend Equivalent Units or additional Deferred Stock Rights. The number of any Deferred Stock Rights credited to a Participant’s account upon the payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid. The Committee will determine any terms and conditions on deferral of a dividend or Dividend Equivalent Units, including the rate of interest to be credited on deferral and whether interest will be compounded.

5. Termination for Cause. Notwithstanding anything to the contrary herein, if a Participant incurs a Termination of Employment for Cause, then all Options, Stock Appreciation Rights, Long-Term Performance Awards, Restricted Stock Units, Restricted Stock and other Stock-Based Awards will immediately be cancelled. The exercise of any Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending, subject to ensuring an exemption from or compliance with Code Section 409A and the underlying regulations and rulings.

6. Change of Control.

(a) Acceleration. All outstanding Options and Stock Appreciation Rights will become exercisable as of the later of the effective date of a Change of Control or a Change of Control Termination for any Employee whose employment is terminated by means of a Change of Control Termination if the Awards are not otherwise vested, and all conditions will be waived with respect to outstanding Restricted Stock and Restricted Stock Units (other than Long-Term Performance Awards) and Deferred Stock Rights in such case. Each Participant who has been granted a Long-Term Performance Award that is outstanding as of the date of Change of Control, and whose employment is terminated by means of a Change of Control Termination, will be deemed to have achieved a level of performance, as of the later of the date of the Change of Control or the Change of Control Termination, that would cause all (100%) of the Participant’s Target Amounts to become payable and all restrictions on the Participant’s Restricted Stock Units and Shares of Restricted Stock to lapse.

(b) Adjustment, Conversion and Payment. In addition to the foregoing, no later than 90 days after the date of a Change of Control, the Committee (as constituted prior to the date of the Change of Control) shall provide for the following actions to apply to each Award that is outstanding as of the date of Change of Control: (i) an adjustment to such Award as the Committee deems appropriate to reflect such Change of Control, (ii) the acquisition of such Award, or substitution of a new right therefor, by the acquiring or surviving corporation after such Change of Control, or (iii) the purchase of such Award, at the Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise or redemption of such Award immediately prior to the Change of Control had such Award been exercisable or payable at such time; provided that in the case of any Award that constitutes deferred compensation that is subject to Code Section 409A(a)(2), any action contemplated herein which would constitute an accelerated payment of such Award shall occur on a date specified in the applicable Award agreement, which date shall be no later than ninety (90) days after the Change of Control. Any payment made pursuant to this Section 6(b) shall include the value of any Dividend Equivalent Units credited with respect to such Award and accrued interest on such Dividend Equivalent Units. The Committee may specify how an Award will be treated in the event of a Change of Control either when the Award is granted or at any time thereafter, except as otherwise provided herein.

7. Fractional Shares. Except as otherwise provided in Section 3(c), if a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, a full Share as of the date of settlement.

8. Amendment. No amendment of the Plan or any outstanding Award made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award.

9. Special Forfeiture Provision. An Award agreement may provide that the Participant may not, within two years of the Participant’s Termination of Employment with the Company, enter into any employment or consultation arrangement (including service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in any business in which the Company or any Subsidiary is engaged without prior written approval of the Committee if, in the sole judgment of the Committee, the business is competitive with the Company or any Subsidiary or business unit or such employment or consultation arrangement would present a risk that the Participant would likely disclose Company proprietary information (as determined by the Committee). If the Committee makes a determination that this prohibition has been violated, the Participant (i) will forfeit all rights under any outstanding Option or Stock Appreciation Right that was granted subject to the Award agreement and will return to the Company the amount of any profit realized upon an exercise of all Awards during the period, as the Committee determines and sets forth in the Award agreement, beginning no earlier than six months prior to the Participant’s Termination of Employment, and (ii) will forfeit and return to the Company any Performance Units, Shares of Restricted Stock, Restricted Stock Units (including any credited Dividend Equivalent Units), Deferred Stock Rights and other Stock-Based Awards that are outstanding on the date of the Participant’s Termination of Employment, subject to the Award agreement, and have not vested or that became vested and remain subject to this Section 9 of Appendix A to the Plan during a period, as set forth in the Award agreement, beginning no earlier than six months prior to the Participant’s Termination of Employment.

Appendix B

Terms Applicable to Awards

Resulting from Assumption and Conversion of

Tyco International Ltd. Long Term Incentive Plan

and Tyco International Ltd. Long Term Incentive Plan II Awards

The terms and conditions set forth below will apply, in lieu of the provisions of the Plan covering the same subject matter, to Assumed Awards. For purposes of this Appendix A, “Assumed Awards” means Awards that result from the assumption and conversion of awards that, prior to the spin-off of the Company from Tyco International Ltd. (the “Spin-Off”), related to stock of Tyco International Ltd. and that were granted under the Tyco International Ltd. Long Term Incentive Plan or the Tyco International Ltd. Long Term Incentive Plan II. Except for the terms and conditions set forth below, such Awards will be subject to all of the terms and conditions of the Plan.

1. Share Certificates. Notwithstanding any provisions in the Plan respecting certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof, no action shall be taken by the Committee which would, under the laws of Bermuda, cause a separate class of securities other than Shares to be created and the Committee shall consult with appropriate legal counsel in this regard.

2. Committee Discretion to Remove or Amend Restrictions on Transferability. Notwithstanding any restrictions on transferability of Awards referred to in the Plan, the Committee may, in its discretion, either generally or specifically, prospectively or retroactively, waive, amend, alter, suspend, discontinue, cancel or terminate any limits on transferability of Awards on such terms as the Committee may deem appropriate; provided that any of the acts described in this Section 2 of Appendix B to the Plan that would materially impair the rights of any Participant, or any holder or any beneficiary of any Award theretofore granted, shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

3. Amendments to the Plan. Any amendment, alteration, suspension, discontinuation, or termination of the Plan that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

4. Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided that, subject to the Committee’s right to adjust Awards pursuant to the Plan and Section 5 below, (a) any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of any Participant, or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary; and (b) without the approval of the shareholders of the Company, no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially increase the rights of any Participant or any holder or beneficiary of any Award, shall be effective unless the Award, after giving effect to such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination, could permissibly have been granted under the terms of the Plan (without regard to this Section 4 of Appendix B to the Plan).

5. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, or to be derived by the Company.

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6. Change of Control.

(a) In addition to the Committee’s authority set forth in Section 5 above, in order to maintain the Participants’ rights in the event of any Change of Control (as defined below), the Committee, as constituted before such Change of Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award was made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, upon the Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change of Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change of Control.

(b) With respect to Awards resulting from the conversion of awards that, prior to the Distribution, related to stock of Tyco International Ltd. and that were granted under the Tyco International Ltd. Long Term Incentive Plan, a “Change of Control” shall mean the occurrence of any of the following events following the Merger Closing:

(i) any “person” or “group” (as defined under Sections 13(d) and 14(d) of the Exchange Act) is or becomes the direct or indirect “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of securities representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) individuals who either: (A) are Directors immediately following the Merger Closing, or subsequently are appointed as Directors by, or on the recommendation of, a majority of the Directors in office immediately following the Merger Closing; or (B) are subsequently appointed as Directors by, or on the recommendation of, a majority of those Directors referred to in paragraph (A) above, cease for any reason, other than death or incapacity of a Director or his retirement at a general meeting of the Company at which he is re-elected as a Director (but including as a result of any proxy contest involving the solicitation of revocable proxies under Section 14(a) of the Exchange Act), to constitute a majority of the Board;

(iii) any “person” or “group” (other than an employee benefit plan or plans maintained by the Company or its affiliate) comes to possess, directly or indirectly, the legal right to direct the management and policies of the Company, whether through the ownership of securities, by contract or otherwise (other than solely by virtue of membership on the Board or any committee thereof);

(iv) the Company effects a merger, amalgamation, scheme of arrangement or other combination in which the Company is not the surviving entity, or a sale or disposition of all, or substantially all, of the assets of the Company; or

(v) a merger, amalgamation, scheme of arrangement or other combination of the Company or any Affiliate with or into another person or any analogous or similar transaction or event occurs as a result of which the voting rights exercisable at general meetings of the Company in respect of the shares of the Company in issue immediately prior to the relevant event no longer represent a majority of all the voting rights normally exercisable at general meetings of the Company in respect of the shares of the Company in issue immediately after such event.

(b) With respect to Awards resulting from the conversion of awards that, prior to the Distribution, related to stock of Tyco International Ltd. and that were granted under the Tyco International Ltd. Long Term Incentive Plan II, a “Change of Control” shall mean the occurrence of any of the following events following the Merger Closing:

(i) any “person” or “group” (as defined under Sections 13(d) and 14(d) of the Exchange Act) is or becomes the direct or indirect “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the

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Exchange Act), of securities representing 50% or more of the combined voting power of the Company’s then outstanding voting securities other than in connection with a merger, amalgamation, scheme of arrangement or other combination pursuant to which the stockholders of the Company immediately prior to such event beneficially own 50% or more of the voting rights exercisable generally of any such person which is an entity;

(ii) such time as the Continuing Directors (as defined below) cease for any reason, other than death , incapacity or retirement of a Director, to constitute a majority of the Board (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board who (A) was a member of the Board immediately following the Merger Closing or (B) was nominated or elected subsequent to such date by at least a majority of the Directors who were Continuing Directors at the time such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the Directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) any “person” or “group” (other than an employee benefit plan or plans maintained by the Company or its affiliate) comes to possess, directly or indirectly, the legal right to direct the management and policies of the Company, whether through the ownership of securities, by contract or otherwise (other than solely by virtue of membership on the Board or any committee thereof);

(iv) the Company effects a merger, amalgamation, scheme of arrangement or other combination in which the Company is not the surviving entity, or a sale or disposition of all, or substantially all, of the assets of the Company; or

(v) a merger, amalgamation, scheme of arrangement or other combination of the Company with or into another person or any analogous or similar transaction or event occurs as a result of which the voting rights exercisable at general meetings of the Company in respect of the shares of the Company in issue immediately prior to the relevant event no longer represent a majority of all the voting rights normally exercisable at general meetings of the Company (or, if the Company is acquired by another entity in connection with such event, of such entity) in respect of the shares of the Company (or, if the Company is acquired by another entity in connection with such event, of the securities of such entity) in issue immediately after such event.

7. Termination of Service

For purposes of Assumed Awards, with respect to (a) awards held by an employee of Tyco International Ltd. or its subsidiaries who does not become employed by the Company or one of its subsidiaries as of the date of the Distribution and (b) Awards held by a director of Tyco International Ltd., the phrase “termination of employment” or “termination of service” or similar phrases shall mean the date the individual terminates employment from, or service as a director of, Tyco International Ltd. (or any successor thereto) or any subsidiary or affiliate thereof.

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